                                                       EXHIBIT 10.1

                                                       Commercial Banking Centre
                                                       50 O'Connor Street
[LOGO OF CIBC APPEARS HERE]                            Suite 1024
                                                       Ottawa, Ontario
                                                       K1P 6L2



April 8, 1998


Lumonics Inc.
105 Schneider Road
KANATA, Ontario
K2Y 1Y3

Attention: Mr. Desmond Bradley, Vice President, Finance & Administration


Dear Mr. Bradley,

     We, Canadian Imperial Bank of Commerce ("CIBC"), are pleased to establish the following Credits for you, our customer.





                           CREDIT A: OPERATING LINE

Credit Limit:  $27,000,000.

Description and Rate:    A revolving demand credit, for general business
                         purposes, having the following parts:

                           (1)     Canadian dollar loans and overdrafts and L/C
                               Acceptances. The Interest Rate is as follows:
                               Prime Rate.

                           (2)     U.S. dollar loans and overdrafts and L/C
                               Acceptances. The Interest Rate is as follows:
                               U.S. Base Rate.

                                   If we sign an L/C Acceptance, the available
                               Credit Limit will be reduced by the amount of the L/C Acceptance.

                           (3)     Canadian dollar or foreign currency L/Cs.
                               L/Cs may not have terms to expiry of more than 12 months. Fees are CIBC's standard L/C fees (currently .60% per year), minimum $150, plus out of pocket expenses. Our standard L/C documentation is also required.

                                   If there is a drawing under any L/C, we will
                               pay it by
                               drawing on your Operating Account, unless you have made other arrangements with us.

                           (4)     Canadian dollar B/As. The stamping fee is the
                               Commerce Acceptance Rate minus .5%.

                           (5)     U.S. dollar LIBOR loans. Interest is payable
                               at the LIBO Rate for the loan term, plus .5% per year.

                           (6)     Up to $27,000,000 of this facility may be
                               sub-credited to CIBC London, England in order to accommodate the credit requirements of Lumonics Gmbh. and Lumonics Ltd. by way of Deutschmark and Sterling advances and/or Letters of Credit.

                                   Advances to the wholly owned subsidiaries
                               will be secured by the Full Liability Guarantee of Lumonics Inc.


                           CREDIT B: CORPORATE VISA.

Credit Limit:  $950,000.  for Lumonics Inc. and/or Lumonics Optics Group.

Documentation: Our standard VISA documentation.



                      CREDIT C: CORPORATE PURCHASE CARD.

Credit Limit:  $300,000.


Documentation: Our standard documentation.


                            CREDIT D: CHEQUE CREDIT

Credit Limit:  $350,000.

Description:   You may negotiate cheques at our Kanata Branch(es) in a total face amount each day of up to the Credit Limit of this Credit.

                                   COVENANTS

Covenants:  You will ensure that:

                    Current Ratio: Your Current Ratio is not at any time less than 2:1.

                    Debt to Effective Equity Ratio: Your Debt to Effective Equity Ratio does not at any time exceed 1.5:1.

                    Interest Coverage Ratio: Your Interest Coverage Ratio is not at any time less than 2:1.

                    Minimum Shareholders' Equity: The Minimum Shareholders' Equity is not at any time less than $150,000,000.

                    Capital Expenditures: Your total capital expenditures for fixed or capital assets in the current fiscal year do not exceed $20,000,000, without our prior consent. (This amount includes expenditures made by all subsidiaries.)

                    Negative Pledge: There is no Lien on any of your present or future assets, and that you do not assign any right to any income, without our prior consent (which consent will not be unreasonably withheld), except for the four exceptions below, namely:

                      (a)  a Purchase Money Lien;
                      (b)  a Lien existing on an asset when it was acquired;
                      (c) a renewal or replacement of a Purchase Money Lien or a Lien referred to in (b) above, so long as the principal amount secured by the Lien does not increase; or
                      (d)  a Normal Course Lien.

                    Other:

                    ASSET DISPOSALS: The customer will not sell, lease, assign or otherwise dispose of any material capital assets, whether now owned or hereafter acquired, other than (a) in the normal course of business and (b) with an aggregate value of $5,000,000 or less in any fiscal year without the Bank's prior consent.

                    ACQUISITIONS. The customer will advise the Bank, in advance, of any intentions to acquire other business interests should the investment exceed U.S.$10,000,000 or the Canadian dollar equivalent.

                            REPORTING REQUIREMENTS

Reporting
Requirements:       (1)  Within 45 days of the end of each fiscal quarter,
                         financial statements for that fiscal quarter.

                    (2) Within 90 days of each fiscal year-end, financial statements for that fiscal year on an audited basis.

                               OTHER PROVISIONS

Calculations:            The calculations made under the "Covenants" and
                         "Reporting Requirements" sections of this Agreement are to be done on an consolidated basis.

Default Interest Rate:   Currently 21% per year.

Next Scheduled
Review Date:             May 31, 1998

Standard Credit Terms:   The attached Schedule - Standard Credit Terms forms
                         part of this Agreement.


     Please indicate your acceptance of these terms by returning a signed copy of this Agreement. If we do not receive a signed copy by April 30, 1998 then this offer will expire.

     Upon acceptance, this Agreement replaces the existing credit agreement between you and CIBC. Outstanding amounts (and security) under that Agreement will be covered by this Agreement.


                              Yours truly,

                              CANADIAN IMPERIAL BANK OF COMMERCE


                              by:   "JA Gagnon"
                                    ------------
                              Anthony Gagnon
                              Director
                              Phone no.: 613 564-8627
                              Fax no.:   613 563-9600

Acknowledgement:  The undersigned certifies that all information provided to
                  CIBC is true, and acknowledges receipt of a copy of this Agreement (including any Schedules referred to above).

                  Accepted this  15th  day of  April ,  1998 .
                                ------        -------  ------


                  LUMONICS INC.

                  By:       "Des Bradley"

                  Name:     Des Bradley

                  Title:    Chief Financial Officer
                          -----------------------------------
                          -----------------------------------

                          ___________________________________
                  LUMONICS INC.


                  By:

                  Name:

                  Title:
                        _____________________________________

                        _____________________________________

                                 Lumonics Inc.

[LOGO OF CIBC APPEARS HERE]                                      Form 6326-95/06
                                                                      (WP51CRED)


                       SCHEDULE - STANDARD CREDIT TERMS


                              ARTICLE 1 - GENERAL

1.1 INTEREST RATE. You will pay interest on each Credit at nominal rates per year equal to:

     (a) for amounts above the Credit Limit of a Credit or a part of a Credit or the Overall Credit Limit, as described in section 1.4, or for amounts that are not paid when due, the Default Interest Rate, and

     (b)  for any other amounts, the rate specified in this Agreement.

1.2 VARIABLE INTEREST. Each variable interest rate provided for under this Agreement will change automatically, without notice, whenever the Prime Rate or the U.S. Base Rate, as the case may be, changes.

1.3 PAYMENT OF INTEREST. Interest is calculated on the daily balance of the Credit at the end of each day. Interest is due once a month, unless the Agreement states otherwise. Unless you have made other arrangements with us, we will automatically debit your Operating Account for interest amounts owing. If your Operating Account is in overdraft and you do not deposit to the account an amount equal to the monthly interest payment, the effect is that we will be charging interest on overdue interest (which is known as compounding). Unpaid interest continues to compound whether or not we have demanded payment from you or started a legal action, or get judgment, against you.

1.4 DEFAULT INTEREST. To determine whether Default Interest is to be charged, the following rules apply:

     (a) Default Interest will be charged on the amount that exceeds the Credit Limit of any particular Credit. That will happen even if the Overall Credit Limit has not been exceeded.

     (b) If there are several parts of a Credit, Default Interest will be charged if the Credit Limit of a particular part is exceeded. For example, if Credit A's limit is $250,000, and the limit of one part is $100,000 and the limit of that part is exceeded by $25,000, Default Interest will be charged on that $25,000 excess, even if the total amount outstanding under Credit A is less than $250,000.

     (c) To determine if the Overall Credit Limit has been exceeded, the outstanding principal amount of each Credit is totalled, and any amounts in foreign currency are converted to Canadian dollars. If that total exceeds the Overall Credit Limit, Default Interest will be charged on that excess amount. For example, if there are three Credits, each with a Credit Limit of $100,000 and an Overall Credit Limit of $250,000, if each of those Credits is at $90,000, they are each under their own Credit Limits, but the Overall Credit Limit has been exceeded by $20,000, and Default Interest will be charged on that excess amount.

1.5 FEES. You will pay CIBC's fees for each Credit as out lined in the Letter. You will also reimburse us for all reasonable fees (including legal fees) and out-of-pocket expenses incurred in registering any security, and in enforcing our rights under this Agreement or any security. We will automatically debit your Operating Account for fee amounts owing.

1.6 OUR RIGHTS RE DEMAND CREDITS. At CIBC, we believe that the banker-customer relationship is based on mutual trust and respect. It is important for us to know all the relevant information (whether good or bad) about your business. CIBC is itself a business. Managing risks and monitoring our customers' ability to repay is critical to us. We can only continue to lend when we feel that we are likely to be repaid. As a result, if you do something that jeopardizes that relationship, or if we no longer feel that you are likely to repay all amounts borrowed, we may have to act. We may decide to act, for example, because of something you have done, information we receive about your business, or changes to the economy that affect your business. Some of the actions that we may decide to take include requiring you to give us more financial information, negotiating a change in the interest rate or fees, or asking you to get further accounting assistance, put more cash into the business, provide more security, or produce a satisfactory business plan. It is important to us that your business succeeds. We may, however, at our discretion, demand immediate repayment of any outstanding amounts under any demand Credit. We may also, at any time and for any cause, cancel the unused portion of any demand Credit. Under normal circumstances, however, we will give you 30 days' notice of any of these actions.

1.7 PAYMENTS. If any payment is due on a day other than a Business Day, then the payment is due on the next Business Day.

1.8 APPLYING MONEY RECEIVED. If you have not made payments as required by this Agreement, or if you have failed to satisfy any term of this Agreement (or any other agreement you have that relates to this Agreement), or at any time before default but after we have given you appropriate notice, we may decide how to apply any money that we receive. This means that we may choose which Credit to apply the money against, or what mix of principal, interest, fees and overdue amounts within any Credit will be paid.

1.9 INFORMATION REQUIREMENTS. We may from time to time reasonably require you to provide further information about your business. We may require information from you to be in a form acceptable to us.

1.10 INSURANCE. You will keep all your business assets and property insured (to the full insurable value) against loss or damage by fire and all other risks usual for property such as yours (plus for any other risks we may reasonably require). If we request, these policies will include a loss payee clause (and if you are giving us mortgage security, a mortgagee clause). As further security, you assign all insurance proceeds to us. If we ask, you will give us either the policies themselves or adequate evidence of their existence. If your insurance coverage for any reason stops, we may (but do not have to) insure the property. We will automatically debit your Operating Account for these amounts. Finally, you will notify us immediately of any loss or damage to the property.

1.11 ENVIRONMENTAL. You will carry on your business, and maintain your assets and property, in accordance with all applicable environmental laws and regulations. If (a) there is any release, deposit, discharge or disposal of pollutants of any sort (collectively, a "Discharge") in connection with either your business or your property, and we pay any fines or for any clean-up, or (b) we suffer any loss or damage as a result of any Discharge, you will reimburse CIBC, its directors, officers, employees and agents for any and all losses, damages, fines, costs and other amounts (including amounts spent preparing any necessary environmental assessment or other reports, or defending any lawsuits) that result. If we ask, you will defend any lawsuits, investigations or prosecutions brought against CIBC or any of its directors, officers, employees and agents in connection with any Discharge. Your obligation to us under this section continues even after all Credits have been repaid and this Agreement has terminated.

1.12 CONSENT TO RELEASE INFORMATION. We may from time to time give any credit or other information about you to, or receive such information from, (a) any financial institution, credit reporting agency, rating agency or credit bureau,
(b) any person, firm or corporation with whom you may have or propose to have financial dealings, and (c) any person, firm or corporation in connection with any dealings you have or propose to have with us. You agree that we may use that information to establish and maintain your relationship with us and to offer any services as permitted by law, including services and products offered by our subsidiaries when it is considered that this may be suitable to you.

1.13 OUR PRICING POLICY: Fees, interest rates and other charges for your banking arrangements are dependent upon each other. If you decide to cancel any of these arrangements, you will have to pay us any increased or added fees, interest rates and charges we determine and notify you of. These increased or added amounts are effective from the date of the changes that you make.

1.14 PROOF OF DEBT. This Agreement provides the proof, between CIBC and you, of the credit made available to you. There may be times when the type of Credit you have requires you to sign additional documents. Throughout the time that we provide you credit under this Agreement, our loan accounting records will provide complete proof of all terms and conditions of your credit (such as principal loan balances, interest calculations, and payment dates).

1.15 RENEWALS OF THIS AGREEMENT. This Agreement will remain in effect for your Credits for as long as they remain unchanged. We have shown a Next Scheduled Review Date in the Letter. If there are no changes to the Credits this Agreement will continue to apply, and you will not need to sign anything further. If there are any changes, we will provide you with either an amending agreement, or a new replacement Letter, for you to sign.

1.16 CONFIDENTIALITY: The terms of this Agreement are confidential between you and CIBC. You therefore agree not to disclose the contents of this Agreement to anyone except your professional advisors.

1.17 PRE-CONDITIONS. You may use the Credits granted to you under this Agreement only if:

     (a) we have received properly signed copies of all documentation that we may require in connection with the operation of your accounts and your ability to borrow and give security;

     (b) all the required security has been received and registered to our satisfaction;

     (c) any special provisions or conditions set forth in the Letter have been complied with; and

     (d) if applicable, you have given us the required number of days notice for a drawing under a Credit.

1.18 NOTICES. We may give you any notice in person or by telephone, or by letter that is sent either by fax or by mail.

1.19 USE OF THE OPERATING LINE. You will use your Operating Line only for your business operating cash needs. You are responsible for all debits from the Operating Account that you have either initiated (such as cheques, loan payments, pre-authorized debits, etc.) or authorized us to make. Payments are made by making deposits to the Operating Account. You may not at any time exceed the Credit Limit. We may, without notice to you, return any debit from the Operating Account that, if paid, would result in the Credit Limit being exceeded, unless you have made prior arrangements with us. If we pay any of these debits, you must repay us immediately the amount by which the Credit Limit is exceeded.

1.20 FOREIGN CURRENCY CONVERSION. If this Agreement includes foreign currency Credits, then currency changes may affect whether either the Credit Limit of any Credit or the Overall Credit Limit has been exceeded.

     (a) See section 1.4 for the general rules on how Default Interest is calculated.

     (b) To determine the Overall Credit Limit, all foreign currency amounts are converted to Canadian dollars, even if the Credit Limits of any particular Credits are quoted directly in a foreign currency (such as U.S. dollars). No matter how the Credit Limit of a particular Credit is quoted, therefore, currency fluctuations can affect whether the Overall Credit Limit has been exceeded. For example, if Credits X and Y have Credit Limits of C$100,000 and US$50,000, respectively, with an Overall Credit Limit of C$175,000, if Credit X is at C$90,000 and Credit Y is at US$45,000, Default Interest will be charged only if, after converting the US dollar amount, the Overall Credit Limit is exceeded.

     (c) Whether the Credit Limit of a particular Credit has been exceeded will depend on how the Credit Limit is quoted, as described below.

     (d) If the Credit Limit is quoted as, for example, the U.S. dollar equivalent of a Canadian dollar amount, daily exchange rate fluctuations may affect whether that Credit Limit has been exceeded. If, on the other hand, the Credit Limit is quoted in a foreign currency (for example, directly in US dollars), whether that Credit Limit has been exceeded is determined by reference only to the closing balance of that Credit in that currency.

     (e) For example, assume an outstanding balance of a Credit on a particular day of US$200,000. If the Credit Limit is stated as "the US dollar equivalent of C$275,000", then whether the Credit Limit of that Credit has been exceeded will depend on the value of the Canadian dollar on that day. If the conversion calculations determine that the outstanding balance is under the Credit Limit, a drop in the value of the Canadian dollar the next day (without any change in the balance) may have the effect of putting that Credit over its Credit Limit. If, on the other hand, the Credit Limit is stated as "US$200,000", the Credit Limit is not exceeded, and a drop in the value of the dollar the next day will not change that (although the Overall Credit Limit may be affected).

(f) Conversion calculations are done on the closing daily balance of the Credit. The conversion factor used is the mid-point between the buying and selling rate offered by CIBC for that currency on the conversion date.

                       ARTICLE 2 - BANKERS' ACCEPTANCES

2.1 DEFINITIONS. In this Article, the following terms have the following meanings:

"Bankers' Acceptance" or "B/A" means a Canadian dollar Draft that we have accepted under this Agreement.

"Commerce Acceptance Rate" means the variable reference rate that we declare from time to time as our stamping or acceptance fee for Drafts accepted by us.

"Draft" means, at any time, a blank bill of exchange within the meaning of the Bills of Exchange Act drawn by the Customer on us (in satisfactory form), but before we have accepted it.

2.2 AVAILABILITY. B/As are available only with terms to maturity of between 30 and 180 days.

2.3 MINIMUM ISSUE AMOUNT. You will present Drafts for acceptance in a minimum amount of $1 million. We can change this minimum amount at any time by 30 days' prior written notice.

2.4 REQUIRED NOTICE. You may either obtain a new advance by issuing a B/A stamped by CIBC (including a rollover of an existing B/A) or you may convert an amount outstanding under another Credit to issuance of a B/A on the following terms. You must give us notice (in the form we require, including, when applicable, the date of acceptance, the amount and the maturity date). Notice must be given by 10:00 a.m. (local time where the CIBC Branch/Centre is located) on the Business Day prior to the requested date of issuance. You must also give us any other notice required by the Letter.

2.5  SPECIAL CONDITIONS.

(a) DRAFT CONDITIONS. You will deliver to us the Drafts that you want us to issue. Each Draft must (i) be in a whole multiple of C$100,000, (ii) be dated the date of delivery (which will be the same date as the requested date you notified us); (iii) mature on a Business Day; and (iv) be presented to the CIBC Branch/Centre for acceptance by 12:00 noon on the date of delivery (unless you have made prior arrangements in writing with us).

(b) MATURITY LIMITATION. The maturity date of a Draft submitted to us for acceptance may not (i) be after a scheduled or mandatory final maturity or termination date for that Credit or (ii) conflict, in our opinion, with any scheduled or mandatory repayment for that Credit.

(c) CONVERSION-TO-LOAN LIMITATION. You may only convert a B/A into a loan otherwise allowed under this Agreement if the total of "A" plus "B" is less than Prime Rate existing on that maturity date, where:

     "A" is the annual discount rate quoted at 9:30 a.m. (Toronto time) by the Toronto office of Wood Gundy Inc. as the discount rate at which it would purchase a bankers' acceptance issued by CIBC having a term to maturity of 30 days, and

     "B" is the annual stamping or acceptance rate applicable to a Draft accepted by us under this Agreement, as determined on the maturity date of that B/A.

In making these calculations, each of "A" and "B" is expressed as a percentage.

2.6 STAMPING FEE. When we accept a Draft under this Agreement, you will pay us a stamping fee, on the date of acceptance, in the amount as set out in the Letter. The stamping fee will be calculated on the face amount of that Draft for the number of days to maturity based on a 365 day year.

2.7 REIMBURSEMENT. B/As are negotiable instruments that are purchased in financial markets at a discount. Market forces determine what the discount amount for B/As is at any particular time. At maturity, the holder of a B/A redeems it from CIBC. We then pay the holder the face amount. You will, therefore, reimburse us at the maturity date for the face amount of all B/As that we have accepted for you, unless you convert those amounts to another Credit (assuming all proper notice has been given). If you do not reimburse us or convert those amounts to another Credit, we may convert them to any type of loan (if available) under any Credit.

2.8 SIGNATURES AND SAFEKEEPING. All Drafts must either be signed by a properly authorized signing officer or bear a mechanically reproduced facsimile signature of that officer (subject to any prior written arrangements with us). Each Draft and B/A bearing a facsimile signature of that officer will be as binding on you as if it had been manually signed by that officer. This applies even for individuals who may no longer be authorized or otherwise be an officer at any time. You will compensate us for any loss or expense relating to any Draft or B/A that we deal with under this Agreement. We need only exercise the same degree of care in safekeeping executed Drafts delivered to us for future acceptance as if they were CIBC's property and we were keeping them at the place at which they are to be held.

2.9 CREDIT CANCELLATION. If your B/A Credit is terminated for any reason, we may require you to pay us immediately on demand the appropriate reimbursement amount for each B/A then outstanding. We will calculate the reimbursement amount in accordance with standard practice in the banking industry in Canada. After making this payment, (a) you will have no further liability for that B/A, and (b) we will (i) become the sole party liable under the B/A, and (ii) compensate you if you have to pay anyone else under that B/A.

2.10 WAIVER. You will not claim any days of grace for the payment of a B/A. You waive any defence to payment which might otherwise exist if for any reason a B/A is held by us in our own right at its maturity.

2.11 OBLIGATIONS ABSOLUTE. Your obligations for Drafts and B/As are unconditional and irrevocable. You will perform your obligations strictly in accordance with the provisions of this Agreement including, among other things,
(a) any lack of validity or enforceability of a Draft accepted by us as a B/A, and (b) the existence of a claim, set-off, defence or other right which you may have against the holder of a B/A, CIBC or another person.


                       ARTICLE 3 - LIBO RATE PROVISIONS

3.1 DEFINITIONS. In this Agreement, the following terms have the following meanings:

"LIBO Rate" for any LIBOR Period means a rate of interest per year equal to the rate at which we are prepared to offer, as at 11:00 a.m. (London, England time) on the second LIBOR Business Day before the start of that LIBOR Period, deposits to leading banks in London, England interbank eurocurrency market in an amount of U.S. dollars similar to the amount of the applicable LIBOR Loan and for a deposit period comparable to that LIBOR Period; except that, if we do not receive proper or timely notice as required below but we permit your request, then the LIBOR Rate for such LIBOR Period means the rate of interest per year as determined by us (in our absolute discretion) and offered to you and immediately accepted by you.

"LIBOR Business Day" means a Business Day on which U.S. dollar transactions can be carried out between leading banks in the interbank eurocurrency market in London, England and between CIBC and other leading banks in New York City.

"LIBOR Loan" means a Fixed Rate Loan in U.S. dollars in whole multiples of US$1,000,000 on which interest is calculated by reference to a LIBO Rate.

"LIBOR Period" means the period selected by you in accordance with this Agreement for computing interest from time to time on a LIBOR Loan.

3.2 AVAILABILITY. LIBOR Loans are available only in whole multiples of US$1,000,000 each, for terms of one to six months.

3.3  REQUIRED NOTICE.

(a) You may draw down or roll over a LIBOR Loan, or convert another type of Credit under this Agreement to a LIBOR Loan, or repay a LIBOR Loan, but only as provided in this Article. Any such action must be done on a LIBOR Business Day. Also, you must give notice (in the form we require) to the CIBC Branch/Centre before 10:00 a.m. (local time where the CIBC Branch/Centre is located). The notice must be given on the third LIBOR Business Day before the requested date of drawdown, rollover, conversion or repayment. You may roll over or convert an existing LIBOR Loan only on the expiry of its LIBOR Period.

(b) If we do not receive proper or timely notice as required by the preceding paragraph, we may (but we are not obliged to) decide what you are permitted to do for that LIBOR Loan. We may, on the other hand, simply roll over an existing LIBOR Loan at the end of its LIBOR Period for a new LIBOR Loan with a new LIBOR Period determined by us.

3.4 MATURITY LIMITATION. The expiry date of a LIBOR Period for any LIBOR Loan may not (a) be after a scheduled or required maturity or termination date for that Credit or (b) conflict, in our opinion, with any scheduled or mandatory repayment for that Credit.

3.5 REPAYMENTS. You may only repay all (but not part) of a LIBOR Loan, and only on the last day of the LIBOR Period for that LIBOR Loan.

3.6 INTEREST CALCULATION AND PAYMENT. Interest at a LIBO Rate will be calculated on the daily balance of each LIBOR Loan for the actual number of days elapsed, on the basis of a 360 day year. You will pay interest on each LIBOR Loan in arrears at the end of each LIBOR Period. If a LIBOR Period is greater than three months, you will pay interest at the end of each three month period during that LIBOR Period, except that overdue interest will be payable immediately on demand. Overdue amounts in respect of a LIBOR Loan (including any overdue interest) may at our option be either converted to another type of loan (if available) under any Credit or considered to be a LIBOR Loan for one or more LIBOR Periods as we may determine.

3.7 INTEREST ACT. Each nominal rate of interest referenced to a LIBO Rate, expressed as an annual rate for purposes of the Interest Act (Canada), is that rate multiplied by the actual number of days in the calendar year in which the rate is to be ascertained, and divided by 360.

3.8 LACK OF LIBO RATE. At any time before the start of any LIBOR Period, we might determine that (a) by reason of circumstances affecting the London, England interbank eurocurrency market generally, adequate and fair means do not exist for determining the LIBO Rate applicable for that LIBOR Period, or (b) deposits in U.S. dollars are not in the ordinary course of business available to CIBC in that market for deposit periods comparable to that LIBOR Period in a total amount similar to that LIBOR Loan bearing interest at a rate no greater than the LIBO Rate applicable to that LIBOR Loan. If we do, then from and after that date, you may not roll over any existing LIBOR Loan at the end of its LIBOR Period, or obtain any new LIBOR Loan. Our determination of any events under this paragraph will be conclusive.

3.9 ILLEGALITY. If at any time we determine in good faith that any legal requirement or any official directive or request (whether or not having the force of law) by a central bank or other governmental authority will make it unlawful or impossible for us to make, maintain or fund any LIBOR Loan, we will notify you accordingly. Upon receiving such a notice, you will either (a) on the last day of the LIBOR Period of any LIBOR Loan, if we can continue to maintain that loan, or (b) immediately, if we cannot legally maintain that loan,

(1) pay us in full the then outstanding principal amount of each such LIBOR Loan, together with all accrued interest, or

(2)  convert that loan into another type of loan allowed under this Agreement.

For clarification, upon a payment or conversion of a LIBOR Loan made under this section in the middle of its LIBOR Period, you will immediately on demand compensate us as provided elsewhere in this Agreement. Our determination of any matters under this paragraph will be conclusive.


                            ARTICLE 4 - DEFINITIONS

4.1 DEFINITIONS. In this Agreement, the following terms have the following meanings:

"Base Rate Loan" means a U.S. dollar loan on which interest is calculated by reference to the U.S. Base Rate.

"Business Day" means any day (other than a Saturday or a Sunday) that the CIBC Branch/Centre is open for business.

"CIBC Branch/Centre" means the CIBC branch or banking centre noted on the first page of this Agreement, as changed from time to time by agreement between the parties.

"Credit" means any credit referred to in the Letter, and if there are two or more parts to a Credit, "Credit" includes reference to each part.

"Credit Limit" of any Credit means the amount specified in the Letter as its Credit Limit, and if there are two or more parts to a Credit, "Credit Limit" includes reference to each such part.

"Current Assets" are cash, accounts receivable, inventory and other assets that are likely to be converted into cash, sold, exchanged or expended in the normal course of business within one year or less,

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

excluding amounts due from related parties.

"Current Liabilities" means debts that are or will become payable within one year or one operating cycle, whichever is longer, excluding amounts due to related parties, and which will require Current Assets to pay. They usually include accounts payable, accrued expenses, deferred revenue and the current portion of long-term debt.

"Current Ratio" means the ratio of Current Assets to Current Liabilities.

"Debt to Effective Equity Ratio" means the ratio of X to Y, where
   X is the total of all liabilities, less all Postponed Debt, and Y is the total Shareholders' Equity, plus all Postponed Debt, less (i) amounts due from/investments in related parties and (ii) Intangibles.

"Default Interest Rate", unless otherwise defined in the Letter, means the Standard Overdraft Rate.

"Intangibles" means assets of the business that have no value in themselves but represent value. They include such things as copyright, patents and trademarks; franchises; licences; leases; research and development costs; and deferred development costs.

"Interest Coverage Ratio" means the ratio of earnings before interest and taxes to interest expense.

"Letter" means the letter agreement between you and CIBC to which this Schedule and any other Schedules are attached.

"Letter of Credit" or "L/C" means a documentary or stand-by letter of credit, a letter of guarantee, or a similar instrument in form and substance satisfactory to us.

"L/C Acceptance" means a draft (as defined under the Bills of Exchange Act (Canada)) payable to the beneficiary of a documentary L/C which the L/C applicant or beneficiary, as the case may be, has presented to us for acceptance under the terms of the L/C.

"Lien" includes a mortgage, charge, lien, security interest or encumbrance of any sort on an asset, and includes conditional sales contracts, title retention agreements, capital trusts and capital leases.

"Minimum Shareholders' Equity" means the total Shareholders' Equity, minus (a) amounts due from/investments in related parties, and the value of all Intangibles, plus (b) all Postponed Debt.

"Normal Course Lien" means a Lien that (a) arises by operation of law or in the ordinary course of business as a result of owning any such asset (but does not include a Lien given to another creditor to secure debts owed to that creditor) and (b), taken together with all other Normal Course Liens, does not materially affect the value of the asset or its use in the business.

"Operating Account" means the account that you normally use for the day-to-day cash needs of your business, and may be either or both of a Canadian dollar and a U.S. dollar account.

"Postponed Debt" means any debt owed by you that has been formally postponed to CIBC.

"Prime Rate" means the variable reference rate of interest per year declared by CIBC from time to time to be its prime rate for Canadian dollar loans made by CIBC in Canada.

"Prime Rate Loan" means a Canadian dollar loan on which interest is calculated by reference to Prime Rate.

"Purchase Money Lien" means a Lien incurred in the ordinary course of business only to secure the purchase price of an asset, or to secure debt used only the finance the purchase of the asset.

"Shareholders' Equity" means paid-in capital, retained earnings and attributed or contributed surplus.

"Standard Overdraft Rate" means the variable reference interest rate per year declared by CIBC from time to time to be its standard overdraft rate on overdrafts in Canadian or U.S. dollar accounts maintained with CIBC in Canada.

"U.S. Base Rate" means the variable reference interest rate per year as declared by CIBC from time to time to be its base rate for U.S. dollar loans made by CIBC in Canada.

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

April 8, 1998

Lumonics Inc.
105 Schneider Road
KANATA, Ontario
K2Y 1Y3


Attention: Mr. Desmond Bradley, VIce President, Finance & Administration


Dear Mr. Bradley,


          Re: Foreign Exchange Transactions
          ---------------------------------


     In addition to the facilities provided to you as set out in our term sheet dated April 8, 1998 CIBC would be pleased to discuss accommodating your foreign exchange hedging needs from time to time on an uncommitted basis.


     Each transaction in that regard would be on terms as we would negotiate and would be subject to completion of such documentation as CIBC may require. Although neither you nor CIBC would be committed in advance to enter into any such transaction, our current credit guidelines in respect of such transactions with you are as follows:


          Credit usage or exposure (as determined and measured by CIBC in accordance with its standard policy in effect from time to time) for all such outstanding transactions may not in total exceed US$3,500,000
                                                                    ------------
          (the "Credit Limit").


          Generally, no such transaction may have a term exceeding 12 months, however, they may be allowed as long as the total credit usage or exposure for those transactions is at all times less US$3,500,000 (the
                                                               ------------
          "Credit Limit").

Lumonics Inc.                                               April 8, 1998



     We are pleased to have the opportunity to accommodate your financial risk management requirements.


                                        Yours truly
                                        Canadian Imperial Bank of Commerce




                                        by: /s/ "JA Gagnon"
                                            ------------------
                                        Anthony Gagnon
                                        Director
                                        Phone no:  613 564-8627
                                        Fax no:    613 563-9600

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